Exhibit 99.1

For Immediate Release
For more information, contact:
Nathan R. Iles
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc. Announces
Acquisition of Trombetta

New York, NY, June 1, 2021 ….… Standard Motor Products, Inc. (NYSE: SMP), a leading automotive parts manufacturer and distributor, announced today that it has acquired 100% of the capital stock of Trumpet Holdings, Inc., a Delaware corporation (more commonly known as “Trombetta”), for $108 million, subject to certain post-closing adjustments. Trombetta is a worldwide leader in providing power switching and power management products to OE customers in various markets. Trombetta generates approximately $60 million in annual revenue, and has manufacturing facilities in Milwaukee, Wisconsin, Sheboygan Falls, Wisconsin, and Tijuana, Mexico, as well as a majority ownership in a joint venture in Wuxi, China.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

SMP will fund the acquisition in cash through borrowings under its revolving credit facility. We anticipate the acquisition will be accretive to earnings in 2021.

Mr. Eric Sills, Standard Motor Products’ Chief Executive Officer and President, stated, “We are very pleased to announce this acquisition. Founded in 1932, Trombetta has a long history of supplying high-quality products to a broad group of blue-chip OE customers across multiple commercial vehicle and off-highway channels, including heavy truck, construction, agricultural, electric vehicle and power sports markets.  This acquisition fits very well with our strategy to expand beyond our core aftermarket business into related markets, and is highly complementary with our recent Pollak acquisition.

“Trombetta’s product portfolio includes well-established electromechanical parts such as contactors and voltage regulators, along with cutting edge electronic components including various electronic controls and CAN bus-enabled devices. Importantly, few of Trombetta’s products are powertrain-related and thus are unaffected by the shift from internal combustion engines.  We believe that in the future we will be able to leverage these technologies in our aftermarket business.

“This acquisition also provides us with an increased global manufacturing footprint, additional engineering talent, a well-connected sales organization, and a strong and seasoned leadership team.  We believe that the combination of Trombetta, along with the business we have already built in these markets, will create a critical mass that can be a powerful force for growth.  It will also provide enhanced capabilities for SMP’s core aftermarket business. We welcome Trombetta and its roughly 300 employees to the SMP family.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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